Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS AMERICAN COLLEGE OF

GASTROENTEROLOGY UPDATE

XIFAXAN®, COLAZAL®, OSMOPREP™, VISICOL® and MOVIPREP®

Monday, October 23 Poster Presentation Highlights

RALEIGH, NC, October 23, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today reported on results of the investigator-initiated and Company-sponsored trials related to the Company’s products presented today at the 71st American College of Gastroenterology Annual Scientific Meeting.

XIFAXAN

Travelers’ Diarrhea Prevention

Herbert DuPont, M.D., St. Luke’s Hospital, School of Public Health, University of Texas, Houston, TX, et al. investigated the efficacy of XIFAXAN in the prevention of travelers’ diarrhea in 210 U.S. students in Mexico. Subjects received either XIFAXAN 600 mg or a matching placebo daily for 14 days in this randomized, double-blind, placebo-controlled trial. Travelers’ diarrhea, or TD, was defined as three or more unformed stools per day plus an enteric symptom. Twenty of 99 XIFAXAN-treated subjects (20.2%) and 49 of 102 placebo-treated subjects (48.0%) developed TD, resulting in p<0.001 and a protection rate of 57.9%. Treated diarrhea (diarrhea requiring antimicrobial therapy) occurred in 14 (14.1%) and 33 (32.4%) subjects, respectively, in the XIFAXAN and placebo groups (protection rate 56.3%). Diarrhea stool samples were positive for a pathogen in four XIFAXAN-treated and 17 placebo-treated subjects (p=0.005). XIFAXAN was well-tolerated with adverse events occurring in a similar percentage of subjects in the active and placebo groups.

Clostridium difficile-Associated Diarrhea

Stu Johnson, M.D., Loyola University Medical Center, Maywood, IL, et al. investigated the efficacy of a XIFAXAN “chaser” following standard therapeutic treatment for breaking the cycle of multiple Clostridium difficile-associated diarrhea (CDAD) recurrence. Seven patients experiencing multiple CDAD recurrences (5-7 CDAD episodes over a 5-14 month period) who had received multiple courses of metronidazole, vancomycin and vancomycin in combination with rifampin or S. boulardii participated in the trial. Patients received XIFAXAN 400 to 800 mg/day in 2 or 3 divided doses for 2 weeks. XIFAXAN was administered immediately after a suppressive course of vancomycin, before symptom recurrence. During follow up (2-12 months), 6 patients had no further CDAD episodes and one patient had a brief diarrhea episode 10 days after completing the XIFAXAN treatment. After a second XIFAXAN course that patient had no subsequent diarrhea.

Mazen Issa, M.D., Medical College of Wisconsin, Milwaukee, WI, et al. examined rates of relapsing C. difficile infection in inflammatory bowel disease (IBD) patients in a retrospective, observational, single center study of IBD patients diagnosed with C. difficile. Forty-six of 999 IBD patients who tested positive for C. difficile were included in the study. Initial and recurrent C. difficile treatment was recorded, and relapse was defined as a second course of antibiotic therapy within 2 weeks of initial metronidazole or vancomycin treatment. XIFAXAN was administered on a tapered dose of 200 mg TID x 2 weeks, 200 mg BID x 2 weeks, 200 mg QD x 2 weeks and 200 mg QOD x 2 weeks. Fifty-eight percent (27 of 46) patients in the study required treatment for recurrent infection, and all relapsing patients had received vancomycin. Colectomy was required in 15% of the C. difficile-infected patients. Fifty-two percent (14 of 27) patients with recurrent infection received XIFAXAN. XIFAXAN taper was successful for treatment of relapsing infection in all cases, and no XIFAXAN-treated patient required colectomy.

Paul Berenbaum, M.D., Drexel University College of Medicine, Philadelphia, PA, et al., evaluated the tolerability and efficacy of XIFAXAN in the treatment of Clostridium difficile-associated diarrhea in 19 patients in a retrospective chart review. Fourteen (74%) of patients were identified with newly-diagnosed disease and five (26%) recurrent disease. Recurrent CDAD patients had previously received oral vancomycin (n=4) or metronidazole (n=1) as first-line therapy. All patients received XIFAXAN 400 mg BID (n=1) or TID (n=18), with a majority treated for 14 days. Seventeen patients (89%) had complete resolution of symptoms, with an average time to symptom relief of 6.7 days. Only two (10%) of 19 patients treated with XIFAXAN experienced CDAD recurrence. XIFAXAN was well tolerated with no discontinuations due to adverse events. Overall, there were three reports of headache and nausea.

David Rubin, M.D., University of Chicago, Chicago, IL, et al., evaluated the efficacy and tolerability of XIFAXAN 400 mg TID for ten days as first-line therapy in eight patients with Clostridium difficile-associated diarrhea in a prospective, open-label study. The primary efficacy outcome was symptom resolution. All eight patients reported symptom resolution by day 10 and seven reported a median time to last unformed stool of 127.5 hours. No drug-related adverse events were reported.

Small Intestinal Bacterial Overgrowth

Christopher Jahraus, M.D., University of Alabama, Birmingham, AL, et al., investigated chemotherapy and radiotherapy patients to determine if atypical diarrhea correlates with small intestinal bacterial overgrowth (SIBO) and if XIFAXAN treatment is effective. In this retrospective chart review, patients with SIBO, as determined by abnormal hydrogen breath test, were treated with XIFAXAN 400 mg BID for a duration determined by course of chemotherapy or radiotherapy. Twenty patients were evaluated by means of hydrogen breath test, and breath tests were definitely positive in ten patients and borderline or equivocal in three patients. Positive breath tests strongly correlated with atypical diarrhea.

Pouchitis

Bo Shen, M.D., Cleveland Clinic, Cleveland, OH, et al., evaluated the safety and tolerability of XIFAXAN as a maintenance therapy for antibiotic-dependent pouchitis and to assess predictors of response to the therapy. The primary endpoint was the maintenance of remission with XIFAXAN. Fifty-one ulcerative colitis patients with antibiotic-dependent Pouchitis were induced into remission after a two-week course of single or combination therapy with ciprofloxacin, XIFAXAN, metronidazole or tinidazole, followed by XIFAXAN maintenance therapy of two weeks to 24 months. After three months on XIFAXAN maintenance therapy, 33 patients (33%) maintained symptom remission and endoscopy remission. Follow-up data available for 18 patients at 12 months revealed that 16 patients maintained symptom remission. Of the 22 clinical factors and study variables analyzed, none were predictive of remission maintenance at three months.

Helicobacter pylori Infection

Prithwijit Basu, M.D., New York Hospital Queens, Flushing, NY, et al., evaluated the efficacy and tolerability of combination therapy with XIFAXAN, omeprazole and levofloxacin as first-line therapy for H. pylori infection in treatment-naïve patients. Twenty patients with stool antigens positive for H. pylori and confirmed histologically were treated with XIFAXAN 400 mg BID, omeprazole 20 mg BID and levofloxacin 250 mg BID for ten days. Stool testing for H. pylori and adverse event observation was conducted for two weeks post treatment. H. pylori was eradicated in 50% of patients. All patients tolerated the regimen without incident.

COLAZAL

Alan Safdi, M.D., Greater Cincinnati Gastroenterology Associates, Cincinnati OH, et al., evaluated the relative bioavailability of pH-dependent, delayed-release mesalamine US and UK formulations compared with COLAZAL in an open-label, 4-arm parallel-group study. Twelve healthy volunteers in each of four groups were randomized to received a one-day course of one of the following: COLAZAL 2.25 gm TID, US Asacol® 800 mg TID, UK Asacol 800 mg TID or US Asacol 1600 mg TID. Blood samples were collected up to 24 hours after final dose to measure the systemic absorption of 5-ASA and N-ASA, the active metabolite. The systemic absorption of 5-ASA and N-ASA was highly variable among individuals receiving Mesalamine compared with those receiving COLAZAL and was more variable among those receiving US versus UK Mesalamine. The maximum systemic exposure to 5-ASA and N-ASA was greater with US and UK Mesalamine compared with COLAZAL.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team. Salix markets Colazal® (balsalazide disodium) Capsules 750 mg, Xifaxan® (rifaximin) tablets 200 mg, Visicol® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), OsmoPrep™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP), Azasan® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). In August 2006, the FDA approved MoviPrep® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) for bowel cleansing prior to colonoscopy, and we intend to launch the product in mid-fourth quarter 2006. Balsalazide tablets, Granulated Mesalamine, Sanvar® IR (600 ug vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (>12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before

OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL® Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP® should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities [such as diuretics or angiotensin converting enzyme (ACE)-inhibitors] or in patients with known or suspected hyponatremia. MOVIPREP® should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP® administration. Vomiting occurred less frequently.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, competition, intellectual property risks, market acceptance for approved products, management of rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.